Exhibit 23.9
CONSENT OF CHEVEZ, RUIZ, ZAMARRIPA Y CIA., S.C.
We consent to the inclusion in this Registration Statement of Oculus Innovative Sciences, Inc., on Form S-1, of our legal opinion with respect to Quimica Pasteur, S. de R.L. We also consent to the reference of our Firm under the heading “Experts” in the Registration Statement.

/s/ Raul Ybarra Ysunza

Chevez, Ruiz, Zamarripa y Cía., S.C.
Santa Fe, Mexico
By: Raul Ybarra Ysunza
Its: Partner
Dated: August 31, 2006